CODE OF ETHICS

ADAR INVESTMENT MANAGEMENT LLC

156 West 56th Street, Suite 801

New York, New York 10019

September 29, 2010

ADAR Investment Management LLC	Confidential

Employee Trading Policy Acknowledgment	Exhibit 1

Annex A – Holdings Report

Acknowledgement Form

ADAR Investment Management LLC	Confidential

ADAR Investment Management LLC

CODE OF ETHICS

The following code of ethics (the “Code”) pertains to the investment advisory activities and business of ADAR Investment Management LLC (the “Firm”). The Firm has established the Code in order to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

All employees must receive and review the Code and sign and return the Acknowledgement Form attached as the last page of this Code.

The Firm’s Chief Compliance Officer shall review the Code at least annually for its adequacy and the effectiveness of its implementation, and distribute any amendments or updates to all employees. The Chief Compliance Officer will document such annual review and the Firm will maintain a record of such documentation for a period of five (5) years from the date of such review. In addition, a record shall be maintained of the review and any changes made to the Code for a period of five (5) years from the date of the review/revision.

All employees must receive and review any amendments or updates to the Code and provide a written acknowledgement to the Chief Compliance Officer that such employee has been provided with, read and understood any such amendment or update to the Code.

Any questions about the matters covered by this Code should be addressed to the Chief Compliance Officer.

Reference to “employees” throughout this Code shall mean supervised persons (as defined in Section 202 of the Advisers Act), access persons (as defined in Rule 204A-1 of the Advisers Act), employees, independent contractors, associated persons, temporary employees, officers and directors of the Firm.

Statement of Principles

The Firm is committed to conducting business in accordance with all applicable laws and regulations and in an ethical and professional manner. In addition, the Firm recognizes that it has a fiduciary duty to the investors in the private investment funds and other accounts managed by the Firm (each an “Account” and collectively, the “Accounts”), and that all employees must conduct their business on behalf of the Firm in a manner that enables the Firm to fulfill this fiduciary duty. The Firm has been entrusted with the money of investors and the Firm recognizes that its performance will not only be measured by the investment performance that the Firm delivers to investors, but also by the Firm’s commitment to honesty, good faith and fair dealing with investors, employees and other constituents.

ADAR Investment Management LLC	Confidential

The Firm also realizes that it is not sufficient for the Firm and its employees to simply comply with the letter of the law of the Advisers Act and other federal securities laws applicable to the Firm, but also to comply with the spirit of such laws. The Firm therefore desires to develop policies and procedures in this Code that are premised on fundamental principles of openness, integrity, honesty and trust. In this regard, the Firm has decided that certain provisions of the Code which are required by the Advisers Act to be applicable only to “access persons,”1 shall be applicable to all of the Firm’s employees.

Each employee of the Firm is responsible for reading, understanding and complying with all the policies and procedures contained in this Code that apply to him or her. An employee should consult the Chief Compliance Officer if he or she has a question about the legality, appropriateness or ethical implications of a proposed or completed course of action.

SECTION I

PERSONAL SECURITIES TRANSACTIONS

1.1 Purpose

The Firm has legal and ethical responsibilities to its clients to maintain the confidence of proprietary investment research and securities trading information relating to such clients. The Firm must ensure that proprietary research and trading information are used exclusively to enhance the investment performance of its clients and that no improper benefits are derived through the misuse or unauthorized distribution of such research and information. In light of the Firm’s line of business, even the perception of impropriety could damage the Firm’s reputation and have serious adverse consequences for the Firm and the employees involved. In addition, the Firm desires to ensure that employees are focusing their time and energy on investments for the Firm’s clients and not on personal investments.

The purpose of this policy is to set forth strict standards for employees regarding trading of securities outside of their duties with the Firm, and to establish clear procedures for the Firm and employees to follow that allow the Firm to monitor and enforce adherence to these standards.

1.2 Policy

No employee may engage in a personal securities transaction unless it is pre-cleared by one of the Firm’s Managers, except for transactions in municipal bonds, U.S. government issued securities, and mutual funds. Pre-clearance may include email correspondence. Employees shall adhere to a minimum 30-day holding period for any securities pre-cleared for trading.

In addition, employees shall not, directly or indirectly, acquire beneficial ownership in any security in an initial public offering or in a limited offering (i.e. a private placement) without the prior written consent of one of the Firm’s Managers. The Firm’s Managers must obtain the prior written consent of the Chief Compliance Officer before acquiring any such security. For purposes of this policy, approval in writing may include email correspondence.

[1]	An “access person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, who:

has access to non-public information regarding any clients purchase or sale of securities, non-public information regarding the portfolio holdings of any fund managed by the investment adviser or its affiliates; or

is involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

ADAR Investment Management LLC	Confidential

This policy applies to family members of an employee living in the employee’s household (e.g. spouse, domestic partner, siblings, parents and children). This policy also applies to accounts over which the employee has control (such as when the employee acts as trustee of a family trust). It is the employee’s responsibility to make sure family members of his or her household are aware of this policy and adhere to it.

Without limiting the ability of a Manager to exercise discretion in rejecting a proposed personal securities transaction, an example of a securities transaction that may be prohibited by the Firm is a transaction in any security currently traded, recently traded, or contemplated to be traded by the Firm on behalf of an Account, or that, in a Manager’s view, can be viewed as being related to a current or contemplated strategy of an Account.

In the cases in which personal securities transaction by employees are permitted, it is the employee’s responsibility to adhere to the following guidelines:

(i) PROHIBITION ON INSIDER TRADING – The purchase and sale of securities while possessing material non-public information or the communication of such information to others is prohibited by state and federal securities laws. If an employee has any doubt as to whether he or she has material, non-public information, he or she should discuss the situation with the Chief Compliance Officer, and should generally opt against taking an action in the security. For a complete description of the Firm’s policy with respect to Insider Trading, please see the Firm’s Compliance Policies and Procedures Manual.

(ii) EXERCISE OF GOOD JUDGMENT – Employees must exercise their own good judgment when engaging in securities transactions and must avoid relaying information obtained as a result of their employment with the Firm to others.

Employees who violate this policy will be subject to disciplinary action by the Firm, including dismissal for cause.

Note on High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of an employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. Employees should understand that short sales and trading in derivative instruments involve special risks — derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each employee to the Firm may heighten those risks. For example if the Firm becomes aware of material, non-public information about the issuer of the underlying securities, the Firm personnel may find themselves “frozen” in a position in a derivative security. The Firm will not bear any losses resulting in personal accounts through the implementation of this policy.

ADAR Investment Management LLC	Confidential

1.3 Procedures

For monitoring purposes, the Firm has adopted the following procedures:

(a) Commencement of Employment. Within ten (10) days of commencing employment, each employee must complete a holdings report (the “Holdings Report”) (which is attached as Annex A hereto) that identifies (i) the names of any brokerage firms with which the employee or his or her family members living in the employee’s household has an account, and (ii) the names and types of any securities (including the exchange ticker symbol) held directly or indirectly by the employee or such family members as of the commencement of employment. Employees should also identify to the Firm the names of any other hedge funds or private equity funds in which the employee has an interest. All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.

(b) Annual Reports. Employees shall also submit a Holdings Report (which is attached as Annex A hereto) at least once during each 12-month period of employment to be received by the Chief Compliance Officer (or the Chief Compliance Officer’s designee) no later than January 30th of each year. The Holdings Report must identify (i) the names of any brokerage firms with which the employee or his or her family members living in the employee’s household has an account, and (ii) the names and types of any securities (including the exchange ticker symbol or CUSIP number, number of shares and principal amount of such securities) held directly or indirectly by the employee or such family members as of date of such report. All information submitted must be current as of a date no more than forty five (45) days prior to the date of submitting such information.

(c) Duplicate Confirmations. Each employee shall arrange for duplicate copies of all broker trade confirmations to be sent to the Firm (c/o Chief Compliance Officer) with respect to any transactions effected for any account in which employee or any member of employee’s family living in the same household as the employee has a beneficial interest.

(d) In the case of an employee having an existing brokerage account managed by an outside money manager, the Firm requires a letter from the money manager acknowledging that the employee has no investment discretion with respect to investment decisions made with respect to such account; and that in the event an individual transaction is requested by the employee, the money manager will seek prior approval from the Firm before engaging in such transaction.

(e) The Chief Compliance Officer (or the Chief Compliance Officer’s designee) reviews and monitors with the Managers all such reports and confirmations on a periodic basis to assure ongoing compliance with this policy.

(f) The Managers may make exceptions to this trading policy on a case-by-case basis.

ADAR Investment Management LLC	Confidential

SECTION II

GIFTS AND ENTERTAINMENT

2.1 Statement of Policy

A conflict of interest occurs when the personal interest of employees interfere or could potentially interfere with their responsibilities to the Firm or its clients. The overriding principle is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or an employee.

2.2 Gifts

No employee may receive any gift, service, or other item of more than de minimis value, which for purposes of the Code is set at $200, from any person or entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer. No employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Chief Compliance Officer.

2.3 Cash

No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

2.4 Entertainment

No employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value must be approved in advance by the Chief Compliance Officer.

2.5 Government Officials

No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the Chief Compliance Officer.

2.6 Solicited Gifts

No employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Firm does business.

ADAR Investment Management LLC	Confidential

2.7 Reporting

Each Employee must report any gifts or entertainment whether or not of de minimis value received in connection with the employee’s employment to the Chief Compliance Officer. The Chief Compliance Officer may require that any such gift be returned to the provider or that an entertainment expense be repaid by the employee.

SECTION III

COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

3.1 Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Without limiting the generality of the foregoing, no employee shall:

(i) defraud a client in any manner;

(ii) mislead a client, including by making a statement that omits material facts;

(iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

(iv) engage in any manipulative practice with respect to a client; or

(v) engage in any manipulative practice with respect to securities, including price manipulation.

SECTION IV

REPORTING VIOLATIONS

4.1 Statement of Policy

Every employee must immediately report any violation of the Code to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. The Firm will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Chief Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

ADAR Investment Management LLC	Confidential

SECTION V

BOOKS AND RECORDS RELATING TO CODE OF ETHICS

5.1 Maintenance Requirements

The Firm shall prepare and keep all current the books and records relating to the Code as required by Rule 204-2(a)(12) and Rule 204-2(a)(13) under the Advisers Act. Such books and records shall include:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

•	Holdings reports and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•

A list of the names of persons who are currently, or within the past five years were, access persons; A record of any decision and supporting reasons for approving the acquisition of securities by employees in IPO’s and/or limited offerings for at least five years after the end of the fiscal year in which approval was granted.

5.2 Disclosure and Availability

The Firm is required to include a description of our Code in Part II of our Form ADV and, upon request, furnish investors and potential investors with a copy of the Code. The Chief Compliance Officer will ensure that a proper description of our Code is included in the Form ADV and will coordinate the distribution of our Code to any investors or potential investors who request a copy.

ADAR Investment Management LLC	Confidential

SECTION VI

PROHIBITED TRANSACTIONS IN MUTUAL FUNDS

6.1 Statement of Policy

All employees are prohibited from engaging in short-term trading on behalf of the Funds or for their personal accounts in the shares of any open-end mutual fund (i.e., market timing). For purposes of the Code, the term “short-term trading” means any purchase and sale or sale and purchase of the shares of a mutual fund within a 30-day period.

SECTION VII

SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

7.1 Statement of Policy

An employee’s service on the board of directors of an outside company, as well as certain other outside activities, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee’s duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm and/or the Funds and (ii) has been approved in writing by the Chief Compliance Officer.

The Firm also discourages employees from serving on a creditors committee except as part of the employee’s duties at the Firm. Accordingly, an employee must obtain prior written approval from the Chief Compliance Officer prior to serving on a creditors committee.

ADAR Investment Management LLC	Confidential

EXHIBIT 1

ADAR Investment Management LLC

Employee Trading Policy

Acknowledgement

I, _______________, an employee of ADAR Investment Management LLC (the “Firm”), hereby confirm as follows:

1. Attached on Annex A is a current list of brokerage accounts of myself, and members of my family living in my household, and a list of all securities in which I or members of my family living in my household hold a position, as of ____________. This list includes brokerage accounts over which I have control (e.g where I serve as trustee of a family trust). (I may provide a copy of the relevant most recent brokerage statements as of ____________ in lieu of providing this list.). I will promptly update the Firm if any additional accounts are opened.

2. I have read and understand, and agree to abide by, the terms of the Firm’s employee trading policy, which is contained in the Firm’s Code of Ethics.

Date
Signed

ADAR Investment Management LLC	Confidential

ANNEX A

HOLDINGS REPORT (PAGE 1)

Employee name _______________________

Date: _______________________________

Type of Report (check one):	___ Initial Holdings Report
___ Annual Holdings Report

Brokerage Accounts*

If this is an Annual Holdings Report, check here (                    ) if you are reporting no changes to your broker accounts from those you reported last year.

Broker Name	Account number	Address	Phone/Fax/email contact

Other information ________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

*	List any brokerage accounts in your name or the name of family members living in your household, or accounts over which you have control (e.g. where you serve as trustee of a family trust).

ADAR Investment Management LLC	Confidential

HOLDINGS REPORT (PAGE 2)

(Select one)

____ Attached is a list of all securities currently owned by me or family members in my household.

____ The following are names/symbols of all securities currently owned by me or family members in my household.

Ticker Symbol or CUSIP	Ticker Symbol or CUSIP	Ticker Symbol or CUSIP

I hereby certify that the information contained in this report is accurate and complete.

Employee Signature

ADAR Investment Management LLC	Confidential

INVESTMENT ADVISORY CODE OF ETHICS

ACKNOWLEDGMENT FORM

I acknowledge that I have received a copy of this Code of Ethics (the “Code”) of ADAR Investment Management LLC. I also acknowledge that I have read, understand, and agree to abide by the procedures contained in this Code.

Any questions I may have had on the policies and procedures contained in this Code have been answered by the Chief Compliance Officer.

Please Print Name	Date

Signature

Please complete and return this Acknowledgment Form to the Chief Compliance Officer within 5 days of receipt.